UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2008

PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-7573 (Commission File Number)	73-0618660 (IRS Employer Identification No.)

1401 Enclave Parkway Suite 600 Houston, Texas (Address of principal executive offices)	77077 (Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On April 9, 2008, Parker Drilling Company Limited LLC (“Seller”), a wholly owned subsidiary of Parker Drilling Company (the “Company”), entered into a Share Purchase Agreement (the “Agreement”) with Abdullah Rasheed Al-Rushaid Company for Drilling Oil and Gas Limited (“Buyer”), Abdullah Rasheed Al-Rushaid & Son Co. Ltd. (Al-Rushaid Investment Co.), an affiliate of Buyer and owner of a 50% interest in the share capital of ARPD (“AR Investment Company”), Al Rushaid Parker Drilling Co. Ltd. (“ARPD”) and Abdullah Rasheed Al-Rushaid, the Chairman of the Buyer, AR Investment Company and ARPD. Under the terms of the Agreement, Seller has agreed to sell its 50% interest in the share capital of ARPD (representing Seller’s 50% interest in its Saudi Arabia joint venture) to Buyer and Seller will receive aggregate payments of $2.0 million, including $1.7 million from ARPD as a partial repayment of the $20.0 million of investments and advances by the Seller to ARPD and $0.3 million from Buyer as consideration for Seller’s 50% interest in the share capital of ARPD. The closing for the sale is subject to funding of the $2.0 million aggregate payments in exchange for Seller’s delivery of a Special Power of Attorney (“SPOA”) authorizing certain representatives of Buyer to transfer Seller’s shares to Buyer, which the parties have agreed to use best efforts to complete on or before April 14, 2008. Upon completion of the sale, Buyer and AR Investment Company will collectively own 100% of the share capital of ARPD.
          The completion of the transfer of Seller’s 50% interest in ARPD to Buyer is subject to receipt of certain Saudi Arabian governmental approvals, and the parties to the Agreement have agreed to undertake all matters and sign all documents necessary to effect the transfer. During the period from the date of the Agreement until the completion of the transfer, Buyer and AR Investment Company have agreed to cause ARPD to operate its business in the ordinary course and to use all commercially reasonable efforts to preserve in all material respects the business organizations, assets, prospects and business relationships of ARPD, including providing adequate funding to ensure the financial viability of ARPD and to maintain satisfactory relationships with the licensors, licensees, suppliers, contractors, distributors, and customers of ARPD.
          Under the terms of the Agreement, Buyer and AR Investment Company have agreed to indemnify and hold harmless Seller, its affiliates and their respective officers, directors, employees, agents, representatives, consultants, advisors and their assigns (together, the “Indemnified Parties”) from and against all claims arising out of (i) the operations of ARPD from and after the date ARPD was formed as a limited liability company in Saudi Arabia and (ii) the personal guaranty of Abdullah Rasheed Al-Rushaid of the $160.0 million bank loan to ARPD from Arab National Bank. In addition each of Buyer, AR Investment Company, ARPD and Abdullah Rasheed Al-Rushaid have waived any claims that any one of them has, or may in the future have, against each Indemnified Party in respect of the business and affairs of ARPD (excluding fraud or willful misconduct) on or before the closing date, and each of Seller, the Company, and any affiliate of the Company has waived any claims that any one of them has, or may in the future have, against Buyer, AR Investment Company, ARPD and Abdullah Rasheed Al-Rushaid, or any of their affiliates, in respect of the business and affairs of ARPD (excluding fraud or willful misconduct) on or before the closing date, which is the date on which the $2.0 million aggregate payments are made to Seller and the SPOA is delivered to Buyer. Subject to completion of the transfer of Seller’s 50% interest in ARPD to Buyer, Seller has disclaimed any and all remaining rights with respect to the unpaid portion of the outstanding shareholder loans made by Seller to ARPD and all payables owed by ARPD to Seller.
          The Agreement provides that the Company and its subsidiaries and affiliates will have no restriction against competing with ARPD in the future, including in Saudi Arabia.
          The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.
          In connection with the transactions contemplated by the Agreement, an affiliate of the Company has entered into a technical services agreement with ARPD under which it will provide certain services to assist ARPD in the performance of drilling contracts with Saudi Arabian Oil Company and assembly and commissioning of rigs.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed herewith:
10.1 Share Purchase Agreement dated April 9, 2008, by and among Parker Drilling Company Limited LLC (“Seller”), Abdullah Rasheed Al-Rushaid Company for Drilling Oil and Gas Limited (“Buyer”), Abdullah Rasheed Al-Rushaid & Son Co. Ltd. (Al-Rushaid Investment Co.) (“AR Investment Company”), Al Rushaid Parker Drilling Co. Ltd. (“ARPD”), and Sh. Abdullah Rasheed Al-Rushaid.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parker Drilling Company
Date: April 15, 2008	By:	/s/ Ronald C. Potter
		Name:	Ronald C. Potter
		Title:	Vice President and General Counsel